EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Uranium Power Corporation

We consent to the incorporation by reference in the Registration Statement dated on or about June 7, 2004 on Form SB-2/Amendment No. 2 of Uranium Power Corporation (An Exploration Stage Company) of our auditors' report dated August 15, 2003 on the consolidated balance sheets of Uranium Power Corporation as at April 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended April 30, 2003, 2002 and 2001 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2002.


                                        /s/ PANNELL KERR FORSTER
                                        CHARTERED ACCOUNTANTS

                                        Vancouver, British Columbia
                                        June 7, 2004